CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	November 15, 2006
Investor Relations
(859) 572-8684
GENERAL CABLE ANNOUNCES COMPLETION OF OFFERING OF 0.875% SENIOR CONVERTIBLE NOTES DUE 2013
HIGHLAND HEIGHTS, KENTUCKY, November 15, 2006 — General Cable Corporation (NYSE: BGC) announced today that it has completed the sale of $355 million in aggregate principal amount of its 0.875% Senior Convertible Notes due 2013, which includes the exercise of a $40 million over-allotment option by the underwriters in the offering. The Company received approximately $302.9 million in net proceeds from the sale of the Senior Convertible Notes after paying underwriting discounts and the net cost of separate convertible note hedge and warrant transactions entered into in connection with this offering.
The Senior Convertible Notes will be convertible, under certain circumstances, into General Cable Corporation common stock at a conversion rate of 19.856 shares per $1,000 principal amount of Senior Convertible Notes. This conversion is equivalent to an initial conversion price of approximately $50.36 per share. Prior to October 15, 2013, holders may convert their Senior Convertible Notes under certain circumstances. On and after October 15, 2013, the notes will be convertible at any time prior to the close of business on the business day before the stated maturity date of the notes. Upon conversion of a note, if the conversion value is $1,000 or less, holders will receive an amount in cash in lieu of common stock equal to the lesser of $1,000 or the conversion value of the number of shares of common stock equal to the conversion rate. If the conversion value exceeds $1,000, in addition to this cash payment, holders will receive, at General Cable Corporation’s election, cash or common stock or a combination of cash and common stock for the excess amount.
General Cable Corporation will use a portion of the net proceeds from the offering to repay outstanding amounts of principal and interest under its senior secured credit facility. The Company also expects to use the remaining net proceeds of this transaction for general corporate purposes, which may include funding internal growth or potential acquisitions.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
With $3.5 billion of annualized revenues and 7,700 employees, General Cable is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.
Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors are more fully discussed in the Company’s Registration Statement on Form S-3 (File No. 333-138511) filed with the Securities and Exchange Commission on November 8, 2006, as well as in its periodic reports filed with the Commission.
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